Exhibit 10.27
     Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
DISTRIBUTION AND LICENSE AGREEMENT
     This Distribution and License Agreement (hereinafter, “Agreement”), is entered into and made effective as of the 1st day of December, 2005 (“Effective Date”), between XenoPort, Inc., a Delaware corporation having a place of business at 3410 Central Expressway, Santa Clara, CA 95051, United States of America (“XenoPort”), and Astellas Pharma Inc., a Japanese corporation having a place of business at 3-11, Nihonbashi-Honcho 2-chome, Chuo-ku, Tokyo, 103-8411, Japan (“Astellas”). Each of XenoPort and Astellas shall be a “Party,” and together the “Parties.”
RECITALS
     A. XenoPort is developing a Transported Prodrug™ of gabapentin (as further defined below, the “Product”) in the United States, for the treatment of restless legs syndrome (“RLS”) and the management of neuropathic pain;
     B. Astellas desires to further develop and commercialize the Product in Japan and certain other countries (as further described below, the “Territory”), and XenoPort desires to have the Product developed and commercialized in the Territory by Astellas, in accordance with this Agreement; and
     C. Astellas desires to obtain from XenoPort certain exclusive distribution and license rights for the Product in the Territory, and XenoPort is willing to grant to Astellas such rights on the terms and conditions set forth below.
AGREEMENT
     1. DEFINITIONS
          1.1 “Affiliates” shall mean, in the case of a subject entity, another entity that controls, is controlled by or is under common control with the subject entity, for so long as such control exists. For purposes of this definition only, “control” shall mean beneficial ownership (direct or indirect) of at least fifty percent (50%) of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, in the election of the corresponding managing authority). “Subsidiaries” of a subject entity shall mean Affiliates that are controlled by such entity.
          1.2 “Astellas Know-How” shall mean any and all scientific, medical, technical and/or regulatory information relating to the Compound and/or the Product and Data, which are owned or Controlled by Astellas as of the Effective Date or during the term of this Agreement, which are needed by or reasonably useful to XenoPort in order to develop and/or commercialize the Product outside the Territory. Astellas Know-How shall include any developments and improvements relating to the Compound and/or the Product made by Astellas during the term of this Agreement.

          1.3 “Competitive Compound” shall mean any compound having as a primary mechanism of action [... * ...], other than the Compound. For avoidance of doubt, Competitive Compound shall not include any compound that has a mechanism of action [... * ...]; provided, however, that such compound [... * ...] by either Party, including without limitation RLS and painful diabetic neuropathy.
          1.4 “Compound” shall mean that certain compound, referred to internally at XenoPort as XP13512, the structure of which is set forth in Exhibit A, and all isomers and/or mixtures of isomers thereof.
          1.5 “Control” shall mean possession of the ability to grant a license or sublicense, of or within the scope set forth in this Agreement, without violating the terms of any agreement or other arrangement with any Third Party.
          1.6 “Cost of Goods” shall mean the [... * ...] meeting the specifications mutually agreed by the Parties, [... * ...] for calculating cost of goods, which shall include [... * ...]. Cost of Goods shall not include [... * ... ]. It is understood that the [... * ...]. In addition, the [... * ...]. As used in this Section 1.6, [... * ...] in Sections 8.2 and 8.3 below.
          1.7 “Data” shall mean all preclinical data, clinical data, clinical pharmacology data and all regulatory filings and approvals submitted or obtained, together with its supporting data and regulatory correspondence and rights to reference the same, in each case pertaining to the Compound and/or the Product, which are Controlled by each Party as of the Effective Date or during the term of this Agreement.
          1.8 “Diligent Efforts” shall mean the level of efforts required to carry out a particular task or obligation in a sustained manner, consistent with the efforts generally used by a Party with respect to its own compounds, with the same level of peak sales potential, for which Marketing Approval is being sought as expeditiously as practicable or for which Marketing Approval has been obtained, as the case may be.
          1.9 “First Commercial Sale” shall mean the first bona fide, arm’s length sale of a Product in a country following receipt of Marketing Approval of such Product in such country; provided that where such a first sale has occurred in a country for which government pricing or government reimbursement approval is needed and Astellas chooses to apply for such approval, then such sales shall not be deemed a First Commercial Sale until such pricing or reimbursement approval has been obtained.
          1.10 “Field” shall mean any and all indications for human use.
          1.11 “GAAP” shall mean United States generally accepted accounting principles as in effect from time to time, consistently applied by a Party across its entire business.

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          1.12 “IND” shall mean an Investigational New Drug application filed with the U.S. Food and Drug Administration (“FDA”), or a comparable filing in the Territory.
          1.13 “MAA” shall mean a New Drug Application filed with the FDA (or, in the Territory, a marketing authorization application comparable to such New Drug Application), including all supporting documentation and data required for such application to be accepted for review, filed with the FDA or counterpart health regulatory agency, requesting approval for commercialization of a product for a particular indication in such country.
          1.14 “Marketing Approval” shall mean, with respect to the United States or in the Territory, approval by the health regulatory agency in such country that is the counterpart of the FDA of the MAA for a product filed in such country. It is understood that, as used herein, Marketing Approval does not include pricing or reimbursement approval.
          1.15 “Net Sales” shall mean the gross amounts invoiced or otherwise received for sales of the Product by Astellas, its Affiliates and Subdistributors to Third Parties (but not including sales among Astellas, its Affiliates and their respective Subdistributors) less deductions for: (a) customary trade, quantity and cash discounts allowed and actually taken; (b) credits to customers on account of return of Product; (c) [... * ...] of such gross amount to cover outbound transportation charges, including insurance, freight and packaging; and (d) sales and excise taxes and duties and any other similar governmental charges imposed upon the sale of Product to the customer. Notwithstanding the foregoing, the amounts described in (c) and (d) above shall be deducted only to the extent they are stated separately on the invoice and included within gross amounts received from sales of the Product. If a Product is sold for consideration other than solely cash, the monetary value of such other consideration shall be included in the calculation of Net Sales.
          1.16 “Phase III Trial” shall mean human clinical trial(s), the principal purpose of which is to establish safety and efficacy of the Product against the disease being studied as required in 21 C.F.R. §312.21(c) or a similar clinical study in a country other than the United States. For clarity, a Phase III Trial shall also include any other human clinical trial intended as a pivotal trial for filing an MAA, whether or not such trial is a traditional Phase III Trial.
          1.17 “Product” shall mean (a) the pharmaceutical product containing the Compound that is the subject of IND Nos. 68,341 and 71,352 (the “Existing Product”), and (b) any changes to the formulation, dosage form or other aspects of the Existing Product established by the Parties pursuant to Section 4.3 or otherwise, provided that the result remains a pharmaceutical product containing the Compound, alone or in combination with other active ingredients.
          1.18 “Product Trademark” shall mean the trademark identified by XenoPort for the Product in the Territory, or another mutually agreed trademark for the Product.
          1.19 “Regulatory Authority” shall mean any national (e.g., the FDA or MHLW), supra-national (e.g., the European Commission, the Council of the European Union or the EMEA),

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

or other governmental entity in any jurisdiction of the world involved in the granting of Marketing Approval for pharmaceutical products.
          1.20 “Subdistributor” shall mean an entity to whom Astellas has granted directly or indirectly the right to market, distribute and/or promote, a Product in the Territory in accordance with Section 2.3. For avoidance of doubt, “Subdistributor” shall not include a wholesaler who is not primarily responsible for marketing and promoting the Product for its respective territory or customer group.
          1.21 “Territory” shall mean Indonesia, Japan, Korea, Philippines, Taiwan and Thailand.
          1.22 “Third Party” shall mean any person or entity other than Astellas, XenoPort and their Affiliates.
          1.23 “Valid Claim” means (a) a claim of any issued, unexpired patent rights which has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; and (b) a claim in any patent application pending with an administrative patent authority unless the application has been (i) abandoned, or (ii) rejected by the relevant patent authority and all options for appeal to the relevant administrative patent authority for further prosecution of such claim have been exhausted.
          1.24 “XenoPort Patent Rights” shall mean all issued, unexpired patents and all reissues, renewals, re-examinations and extensions thereof, and patent applications therefor, and any divisions or continuations, in whole or in part, thereof, including those patents and applications set forth in Exhibit B, which would, but for the license granted hereunder, be infringed by use, development, formulation, packaging, import, sale, distribution, promotion or marketing of the Compound and/or the Product by Astellas, any of its Affiliates or Subdistributors in the Territory (and countries outside the Territory, to the extent the Compound and/or the Product is formulated or packaged pursuant to Section 2.2 in such countries, or where Astellas conducts or, requests XenoPort to conduct, development activities in such countries pursuant to Section 4.7), to the extent Controlled by XenoPort as of the Effective Date or during the term of this Agreement.
          1.25 “XenoPort Know-How” shall mean any and all scientific, medical, technical and/or regulatory information relating to the Compound and/or the Product and Data, which are owned or Controlled by XenoPort as of the Effective Date or during the term of this Agreement, which are needed by or reasonably useful to Astellas in order for Astellas to perform its obligations under this Agreement. XenoPort Know-How shall include any developments and improvements relating to the Compound and/or the Product made by XenoPort during the term of this Agreement.
          In addition, the following terms shall have the meaning described in the corresponding section of this Agreement. Other terms may be defined throughout the Agreement.

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Term	Section

accepted	6.2.3
Acquisition	2.4.2
Affected Area	16.2
Agreement	Preamble
Annual Net Sales	7.1
Astellas	Preamble
Astellas Development Plan	4.2.2
Astellas Indemnitees	14.2
Change of Control	2.4.2
[... * ...]	[... * ...]
Commercialization Plan	5.1.1
completion	6.2.2
Confidential Information	12.1
[... * ...	... * ...]
CMC Information	13.2.4
Damages	10.3
DMF	4.5
Effective Date	Preamble
Enforcement Action	10.4
Existing Product	1.17
Fault of Astellas	8.5
Fault of XenoPort	8.5
FDA	1.12
Force Majeure	18.2
Generic Product	7.3.3
Improvements	10.1
Indemnitee, Indemnitor	14.3
Infringement Action	10.3
Infringing Product	10.4
JAMS	17.2
Joint Development Committee, JDC	3.2
Joint Steering Committee, JSC	3.1
Liabilities	14.1
M&A Acquired Product	2.4.2
Party, Parties	Preamble
Panel	17.2.1
Product Liability Claim	14.4
Product Materials	16.2.4
Recall Costs	8.5
[... * ...]	[... * ...]
RLS	Preamble
second indication	6.2.7(a)
Subsidiaries	1.1
Supply Agreement	8.1
third indication	6.2.7(b)
Third Party Claim	14.1
Third Party IP	2.5
Third Party Royalties	7.3.1
Wind-down Period	16.2.1(b)
Written Disclosure	12.4
XenoPort	Preamble
XenoPort Indemnitees	14.1
[... * ...]	[... * ...]
     2. GRANT OF DISTRIBUTION RIGHTS AND LICENSE
          2.1 Appointment. During the term of this Agreement, XenoPort appoints Astellas, and Astellas hereby accepts such appointment, as the exclusive (even as to XenoPort) distributor and marketer of the Product in the Territory.
          2.2 License. Subject to the terms and conditions of this Agreement, XenoPort hereby grants to Astellas an exclusive (even as to XenoPort) license during the term of this Agreement under the XenoPort Patent Rights and XenoPort Know-How to: (a) formulate, have formulated, package and have packaged the Product using the Compound supplied by XenoPort (if Compound is supplied); (b) package and have packaged the Product supplied by XenoPort (if Existing Product is supplied, or if Product is supplied upon mutual agreement pursuant to Section 8.1); and (c) use, develop, market, import, export, sell, distribute and promote the Compound and the Product; in each case for use in the Field. Such license shall be limited solely to the Territory, except

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

that Astellas has the non-exclusive right to formulate or have formulated the Compound and package and have packaged Product outside the Territory, in each case solely for sale of the resulting Product within the Territory. It is understood and agreed that the licenses set forth in this Section 2.2 exclude the right to make or have made Compounds.
          2.3 Subdistributors. Astellas shall have the right to engage its Subsidiaries as Subdistributors of the Product, and may grant sublicenses under Section 2.2 to such Subsidiaries solely for such purposes, solely for as long as such entity remains a Subsidiary. Astellas may otherwise engage Subdistributors and grant sublicenses only upon the approval of XenoPort, which approval shall not be unreasonably withheld or delayed. In any event, Astellas shall ensure that all of its Subdistributors are bound by a written agreement containing provisions as protective of the Product and XenoPort as this Agreement. Without limiting the foregoing, in the event that Products supplied by Astellas to a Subdistributor are being directly or indirectly sold or used outside the Territory, Astellas agrees that, upon becoming aware of such sale or use or otherwise upon the request of XenoPort, it shall not supply further quantities of Products to such Subdistributor.
          2.4 No Conflict.
               2.4.1 Competitive Compounds. In the event that Astellas and its Affiliates shall, by themselves or through any Third Party(ies): (a) [... * ...] (b) [... * ...], prior to [... * ...] anywhere in the world [... * ...] regarding a product containing Competitive Compound(s), [... * ...] with the Product, [... * ...] XenoPort under this Section 2.4.1 and XenoPort shall [... * ...].
               2.4.2 Notice of M&A Acquired Product. In the event of a Change of Control or Acquisition, whereby [... * ...] prior to such Change of Control [... * ...] and whether Astellas or its Affiliate [... * ...] above. In the event Astellas [... * ...] as the case may be, shall not apply with respect to [... * ...]. However, in such event, unless XenoPort and Astellas [... * ...] upon written notice, which shall be[... * ...] and XenoPort shall [... * ...]. In the event Astellas [... * ...] fully apply with respect to [... * ...]. As used herein, “Change of Control” means (a) a merger involving Astellas, in which the shareholders of Astellas immediately prior to such merger cease to control (as defined in Section 1.1) Astellas after such merger, (b) a sale of all or substantially all of the assets of Astellas to an acquiring entity or (c) a sale of a controlling (as defined in Section 1.1) interest of Astellas to an acquiring entity. As used herein, “Acquisition” means (a) a merger involving Astellas, in which the shareholders of Astellas immediately prior to such merger does not cease to control (as defined in Section 1.1) Astellas after such merger, or a merger involving an Affiliate of Astellas in which the resulting entity remains an Affiliate of Astellas after such merger, (b) an acquisition of all or substantially all of the assets of an acquired entity by Astellas or an Affiliate or (c) a sale of a controlling (as defined in Section 1.1) interest of an acquired entity to Astellas or an Affiliate.

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

               2.4.3 Ex-Territory; No Exploitation except as Licensed. Neither Astellas nor its Affiliates will develop, file for Marketing Approval with respect to, use, market, import, export, distribute, promote or sell the Product anywhere in the world, except in the Territory (provided that Astellas may formulate or have formulated the Compound and package and have packaged Product outside the Territory, solely for sale of the resulting Product within the Territory), and, within the Territory, only in accordance with and under this Agreement. Astellas agrees that it and its Affiliates shall not use nor otherwise exploit XenoPort Patent Rights, XenoPort Know-How and the Product Trademark, except as licensed in this Agreement.
               2.4.4 Sale of Compounds Only as Part of Products. Astellas agrees that it shall not, and shall ensure that its Affiliates and Subdistributors do not, sell or otherwise make commercially available the Compound, other than as part of a Product. This Section 2.4.4 shall not, however, prohibit sales of Compounds among Astellas, its Affiliates and/or Subdistributors, provided that such Compounds will be incorporated into Products for resale by such entities, nor prohibit Astellas, its Affiliates and/or Subdistributors from exercising their rights under Section 2.2 to “have” formulated or “have” packaged the Compound.
               2.4.5 Wind-down Period. For avoidance of doubt, Sections 2.4.1 and 2.4.2 shall not apply during the Wind-down Period with respect to the Affected Area.
               2.5 XenoPort IP Acquired after the Effective Date. If, after the Effective Date, XenoPort acquires from a Third Party subject matter within the XenoPort Patent Rights and XenoPort Know-How (“Third Party IP”) that is subject to royalty or other payment obligations to such Third Party, then the following shall apply. The licenses granted under Section 2.2 above with respect to such Third Party IP shall be subject to Astellas promptly reimbursing XenoPort for any milestones, royalties or other amounts that become owing to such third party by reason of Astellas’ exercise of rights granted in this Agreement with respect to the Third Party IP. Upon request by Astellas, XenoPort shall disclose to Astellas a true, complete and correct written description of such payment obligations, and Astellas’ obligation to reimburse such amounts following such request shall be limited to those payment obligations as so disclosed by XenoPort. In the event Astellas does not promptly reimburse XenoPort for such amounts upon request, then such Third Party IP shall thereafter be deemed excluded from the XenoPort Patent Rights and XenoPort Know-How hereunder. The reimbursement made by Astellas to XenoPort under this Section 2.5 may then be treated by Astellas as Third Party Royalty payments under Section 7.3.1 below.
               2.6 No Other Rights; No License to Other Therapeutically Active Components. Except for the rights and licenses expressly granted in this Agreement, each Party retains all rights under its intellectual property, and no additional rights shall be deemed granted to the other Party by implication, estoppel or otherwise. The licenses and rights granted in this Agreement shall not be construed to convey any licenses or rights under the XenoPort Patent Rights with respect to any active ingredients other than the Compound.

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     3. GOVERNANCE
          3.1 Joint Steering Committee. The Parties shall establish a committee (the “Joint Steering Committee” or “JSC”) to oversee the Party’s collaboration relating to the Product in the Territory. The JSC will consist of two (2) representatives from each Party, each of whom shall be a senior executive of a Party. In case a representative of a Party is unavailable for a scheduled JSC meeting, upon reasonable notice to the other Party, such Party may substitute in place of such representative for such meeting, a competent person who is authorized by such Party to act on matters that will be presented to the JSC at such meeting.
               3.1.1 Meetings. The JSC shall meet at least once annually during the term of this Agreement, unless otherwise agreed by the Parties. Such meeting(s) shall be in person at least once per year, alternating between the facilities of each Party unless otherwise mutually agreed, and the other meetings may be through telephone or video conference or other mutually agreeable means. At the discretion of each Party, other representatives of XenoPort or Astellas may attend JSC meetings as non-voting observers. Each Party shall bear its own personnel and travel costs and expenses relating to JSC meetings.
               3.1.2 Responsibility. The JSC will (a) serve as a forum for keeping each Party informed as to material matters in connection with the development and commercialization of the Product in and outside of the Territory, (b) provide strategic direction to the JDC, (c) resolve any disputed matters submitted to the JSC by the JDC under Section 3.2.3 below, (d) review and discuss the Commercialization Plan, any updates, modifications and additions thereto submitted to the JSC pursuant to Section 5.1.1 below, and the progress of Astellas thereunder and (e) undertake and/or approve such other matters as are provided for the JSC under this Agreement, or otherwise agreed by the Parties.
               3.1.3 Decisions. The objective of the JSC shall be [... * ...] on the JSC. If the JSC cannot reach agreement on any determination or decision for which it is responsible within [... * .... ] after the date such matter was initially referred to the JSC, the dispute shall be referred to [... * ...] to resolve the dispute. If, [... * ...] deciding vote with respect to [... * ...], unless the matter (a) would materially adversely affect [... * ...], (b) would change [... * ...], (c) would involve [... * ... ] or [... * ...], or (d) involves [... * ...] for the Compound and/or Product in the Territory. It is understood that the JSC shall [... * ...]. If the Parties are unable to resolve a dispute with respect to matters described in Sections 3.1.3(a), (b), (c) or (d), the Parties shall [... * ...] and until such resolution, neither Party shall proceed with a course of action that is claimed to fall within Sections 3.1.3(a) through (d) above.
          3.2 Joint Development Committee. The Parties shall establish a committee (the “Joint Development Committee” or “JDC”) to oversee the development efforts relating to the Product in the Territory. The JDC will consist of three (3) representatives from each Party, at least

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

one of whom shall be a senior executive of each Party. In case a representative of a Party is unavailable for a scheduled JDC meeting, upon reasonable notice to the other Party, such Party may substitute in place of such representative for such meeting, a competent person who is authorized by such Party to act on matters that will be presented to the JDC at such meeting.
               3.2.1 Meetings. The JDC shall meet once each calendar quarter until the first filing of MAA with respect to the Product in the Territory, and twice annually thereafter, during the term of this Agreement, unless otherwise agreed by the Parties. Such meetings shall be in person at least twice per year until the first filing of MAA with respect to the Product in the Territory, alternating between the facilities of each Party unless otherwise mutually agreed, and the other meetings may be through telephone or video conference or other mutually agreeable means. With the consent of the JDC members, other representatives of XenoPort or Astellas may attend JDC meetings as non-voting observers. Each Party shall bear its own personnel and travel costs and expenses relating to JDC meetings.
               3.2.2 Responsibility. The JDC will (a) review and approve the Astellas Development Plan, including the initial Astellas Development Plan pursuant to Section 4.2.2 and any updates, modifications or additions thereto submitted to the JDC pursuant to Section 4.2.3 below, (b) oversee the implementation of the Astellas Development Plan, (c) review and approve protocols for any clinical trials of Product in the Territory, (d) review and approve the translated summaries of any regulatory filings for Products in the Territory (including the precise wording of the label), which shall be provided by Astellas to the JDC in the English language, (e) facilitate the exchange of Data and other information and/or materials between the Parties and (f) undertake and/or approve such other matters as are provided for the JDC under this Agreement or otherwise agreed by the Parties.
               3.2.3 Decisions. Decisions of the JDC shall be by unanimous approval of its members, with at least one (1) representative of each of Astellas and XenoPort voting on the matter; provided, however, if the JDC cannot reach agreement on a matter within [... * ...] after the date such matter was initially referred to the JDC, the dispute shall be referred to the JSC who shall meet promptly and negotiate in good faith to resolve the dispute in accordance with Section 3.1.3 above.
          3.3 Limited Authority. Notwithstanding the creation of the JSC and JDC, each Party shall retain the rights, powers and discretion granted to it hereunder, and the JSC and JDC shall not be delegated or vested with such rights, powers or discretion unless such delegation or vesting is expressly provided herein or the Parties expressly so agree in writing. The JSC and JDC shall not have the power to amend or modify this Agreement, and its decisions shall not be in contravention of any terms and conditions of this Agreement. It is understood and agreed that issues to be formally decided by the JSC and JDC are only those specific issues that are expressly provided in this Agreement to be decided by the JSC and JDC.
     4. DEVELOPMENT

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          4.1 Development.
               4.1.1 Subject to oversight by the JDC, Astellas shall be responsible for conducting, and shall use Diligent Efforts to conduct, such clinical trials and to obtain such regulatory approvals, including Marketing Approvals and pricing and/or reimbursement approval, as may be necessary to commercialize the Product in each country in the Territory, in accordance with the Astellas Development Plan. Without limiting the foregoing, Astellas agrees to use Diligent Efforts to conduct such clinical trials and to obtain, as soon as practical, Marketing Approval of the Product for RLS and painful diabetic neuropathy in the Territory. Astellas agrees to keep XenoPort reasonably informed as to the progress of its clinical development and regulatory activities relating to the Product in the Territory, including its correspondence and meetings with regulatory agencies, by way of updates to the JDC at its meetings and as otherwise reasonably requested by XenoPort. Astellas agrees to reasonably consider and promptly respond to any comments provided by XenoPort with respect to such clinical development and regulatory activities. It is understood and agreed that all development efforts for the Product in the Territory shall be at the sole cost and expense of Astellas, and shall be conducted in accordance with the Astellas Development Plan described below.
               4.1.2 XenoPort or its licensee(s) shall be responsible for all development and regulatory activities of the Product outside the Territory. XenoPort agrees to keep Astellas reasonably informed as to the progress of its and/or[... * ...] its other licensees’ clinical development and regulatory activities relating to the Product outside the Territory, including their correspondence and meetings with regulatory agencies, by way of updates to the JDC at its meetings and as otherwise reasonably requested by Astellas. XenoPort agrees to reasonably consider and promptly respond to any comments provided by Astellas with respect to such clinical development and regulatory activities. It is understood and agreed that all development efforts for Product outside the Territory shall be at the sole cost and expense of XenoPort, its Affiliates or its other licensee(s), provided that any development efforts conducted for the Territory requested by Astellas pursuant to Section 4.7 shall be at the sole cost and expense of Astellas.
          4.2 Astellas Development Plan.
               4.2.1 An initial, preliminary development plan for Astellas’ development of the Product in the Territory is set forth in Exhibit C. For avoidance of doubt, such initial, preliminary development plan is not intended to create or constitute any legally binding obligation among the Parties.
               4.2.2 Within [... * ... ] after the Effective Date, the JDC shall discuss and approve the plan for Astellas’ development of the Product in the Territory (the “Astellas Development Plan”). Astellas acknowledges and agrees that each Party desires that Astellas commit to conduct development of the Compound and/or Product in the Territory for both the RLS and painful diabetic neuropathy indications, in a manner to be described by the JDC in the Astellas

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Development Plan; and the JDC shall, during the discussion of such development, take into account an expected selling price of the Product, expected launch time for respective indications, communications with the Regulatory Authority in the Territory, advice of the experts in the Territory, possibility of bridging use of the Data obtained by XenoPort from its pre-clinical studies and/or clinical trials of the Product outside the Territory for development in the Territory and any other relevant regulatory and business matters.
               4.2.3 Astellas agrees to provide to the JDC for its review and approval, which approval shall not be unreasonably withheld or delayed, updated versions of the Astellas Development Plan at least annually, and any modification or addition to the Astellas Development Plan within a reasonable period of time prior to adoption and implementation thereof.
          4.3 Change in Formulation. Before modifying or creating a new formulation or dosage form of the Product, or developing the Compound in combination with another active ingredient, Astellas shall discuss the proposed modifications or development with XenoPort at the JSC and obtain the approval of the JSC, which approval shall not be unreasonably withheld or delayed. Subject to Section 3.1.3(b), XenoPort agrees that Astellas may conduct formulation studies on the Compound that were so discussed and approved by the JSC for the purpose of developing and commercializing pharmaceutical formulations of the Compound as a sole active ingredient.
          4.4 Exchange of Data and Know-How. Promptly after the Effective Date, XenoPort shall provide Astellas with any and all XenoPort Know-How that XenoPort considers as necessary or reasonably useful for Astellas to develop and/or commercialize the Product in the Territory, including but not limited to, any and all Data from any and all clinical trials and preclinical studies of the Compound and/or Product that are completed as of the Effective Date. During the term of this Agreement, each Party shall provide to the other Party all Data (and, in case of XenoPort, any and all additional XenoPort Know-How, and in the case of Astellas, any and all Astellas Know-How) Controlled by such Party, (a) that such Party considers as necessary or reasonably useful for the other Party to develop and/or commercialize the Product in the Territory (in the case of Astellas) or outside the Territory (in the case of XenoPort), in a timely fashion and as promptly as possible or (b) upon the reasonable request of the other Party; in each case, for use by such other Party in accordance with this Section 4.4.
               4.4.1 Use; Disclosure. Astellas will use and disclose Data and XenoPort Know-How to its Affiliates or Third Parties only as required to obtain Marketing Approval for the Product in the Territory and/or as may be necessary in performing its obligations and exercising its rights under this Agreement (including but not limited to the use of such Data or XenoPort Know-How to design development activities outside the Territory for Section 4.7), in each case solely to the extent necessary for development and commercialization of the Product in the Territory and under reasonable and customary confidentiality restrictions. Astellas may not use any Data and XenoPort Know-How (or permit any Affiliates or Third Party to use Data or XenoPort Know-How) outside the

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Territory (other than for Section 4.7), nor for any products other than the Product. XenoPort may only use, and disclose to Affiliates and Third Parties, Data and Astellas Know-How provided by Astellas as is reasonably necessary or useful for development and/or commercialization of the Product outside the Territory, including for cross-referencing drug master files or other regulatory filings by XenoPort, its Affiliates or Third Parties, provided that the disclosure of such Data and Astellas Know-How to a non-governmental Third Party is made under reasonable and customary confidentiality restrictions, and complies with Section 4.4.2 below.
               4.4.2 Other Licensee(s). XenoPort shall [... * ... ] under this Section 4.4 [... * ....] to the extent that [... * ...]. It is understood that [... * ...], shall not be [... * ...]. However, XenoPort agrees [... * ...] except to the extent [... * ...].
          4.5 Regulatory Matters. Subject to Section 16.2.2 below, all regulatory filings for the Product, including the MAA and Marketing Approvals, in the Territory shall be in the name of Astellas in Japan, or its Affiliate(s) or Subdistributor(s) in countries other than Japan. Astellas shall, or shall cause its Affiliate(s) or its Subdistributor(s) to, be responsible for the filing thereof, the payment of fees and all other associated costs, for monitoring clinical experiences and filing associated reports and fulfilling all of its regulatory obligations throughout the development and commercialization of the Product in the Territory. Notwithstanding the foregoing, XenoPort may, and if elected by XenoPort shall be responsible to, file and keep a Drug Master File (“DMF”) in the Territory at its expense in its own name or in the name of its suppliers with respect to the bulk supply of the Compound and shall permit Astellas, its Affiliates and its Subdistributors to cross-reference such DMF in their regulatory filings for the Product in the Territory.
          4.6 Development within the Territory. Astellas shall commence, promptly after the Effective Date, its development of the Product in Japan in accordance with this Section 4. The Parties recognize, however, that Astellas’ development and commercialization of the Product in countries of the Territory other than Japan may not be achieved, if ever, until a later date as is customary for pharmaceutical launches in Asia, and may depend upon (a) whether the Data obtained by XenoPort and/or by Astellas from their respective pre-clinical studies and/or clinical trials of the Product may be used for obtaining Marketing Approval of the Product in such country(ies) and (b) whether commercialization of the Product in such country(ies) would be commercially feasible under the terms and conditions of this Agreement. Subject to the foregoing, a decision by Astellas not to develop and/or commercialize a Product in a country of the Territory other the Japan shall not by itself be deemed a breach of its obligations to use Diligent Efforts under this Agreement with respect to such country, provided that Astellas can and does promptly terminate this Agreement with respect to such country pursuant to Section 15.2 below.
          4.7 Cooperation in Development. The Parties acknowledge that, from time to time, Astellas may or, may request XenoPort to, conduct activities outside the Territory (for example, to conduct certain clinical trials in the United States on Japanese subjects) for use in

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

obtaining Marketing Approval of the Product in the Territory. Any activities outside the Territory conducted or requested by Astellas pursuant to this Section 4.7 shall be subject to the consent of XenoPort, which consent shall not be unreasonably withheld or delayed. Subject to such consent, XenoPort shall cooperate as mutually agreed to perform such activities, the cost of which shall be reimbursed by Astellas (including without limitation payment of the supply price of the clinical supplies used in such activities, in accordance with the Supply Agreement).
          4.8 Astellas Know-How. All results, data, information, know-how and technology obtained by Astellas or its Affiliates in the course of development activities with respect to the Compound and/or the Product conducted by Astellas or any of its Affiliates shall be solely owned by Astellas or such Affiliates. Subject to Section 4.4 and 10.1,Astellas shall solely own or Control all right, title and interest in and to the know-how and technology owned or Controlled by Astellas which Astellas may decide to use for modifying or creating a new formulation or dosage form of the Product in accordance with Section 4.3.
     5. COMMERCIALIZATION
          5.1 Commercialization.
               5.1.1 Subject to oversight by the JSC, Astellas shall be responsible for launching and commercializing, and shall use Diligent Efforts to launch and commercialize, the Product in each country in the Territory in accordance with a commercialization plan submitted by Astellas to the JSC (“Commercialization Plan”). Without limiting the foregoing, Astellas agrees to use Diligent Efforts to launch the Product as soon as practicable in the Territory, and thereafter to market, promote and sell such Product and to maximize the Net Sales of the Product in the Territory. Astellas agrees to provide to the JSC updated versions of the Commercialization Plan at least annually, and any material modification or addition to the Commercialization Plan within a reasonable period of time prior to adoption and implementation thereof. Astellas shall keep XenoPort reasonably informed as to the progress of its launch and commercialization activities relating to the Product in the Territory, by way of updates to the JSC at its meetings and as otherwise reasonably requested by XenoPort. It is understood and agreed that, subject to oversight by the JSC, and consistent with the other provisions of this Agreement, all commercialization efforts for the Product in the Territory shall be at the sole discretion and expense of Astellas, its Affiliates or Subdistributors.
               5.1.2 XenoPort or its licensee(s) shall be responsible for launching and commercializing the Product outside the Territory. XenoPort shall keep Astellas reasonably informed as to the progress of its and/or [... * ...] its other licensees’ launch and commercialization activities relating to Product outside the Territory, by way of updates to the JSC at its meetings and as otherwise reasonably requested by Astellas but no more often than once annually other than at the JSC meeting. It is understood and agreed that all commercialization efforts for the Product outside

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the Territory shall be at the sole discretion and expense of XenoPort, its Affiliates or its other licensees.
          5.2 Marketing Materials. Any marketing and promotional materials created or used by Astellas, its Affiliates and Subdistributors for the Product shall be appropriate to the Marketing Approval for the Product in the respective country and consistent with XenoPort’s worldwide profile for the Product, provided that XenoPort shall respect local marketing needs in the Territory regarding such materials (e.g., the size of letters in such materials). In addition, it is understood that any claim, message or other material part of promotional materials, samples, advertising and materials for training sales representatives with respect to Product shall be consistent with Marketing Approval and comply with applicable laws.
          5.3 Reporting Adverse Drug Reactions/Experiences. Promptly following the Effective Date, the Parties will prepare a standard operating procedure governing the collection, investigation, reporting and exchange of information concerning adverse drug reactions, Product quality and Product complaints, sufficient to permit each Party to comply with its legal obligations. The standard operating procedure will be promptly updated if required by changes in legal requirements. Each Party shall keep the other Party informed about any adverse drug reactions of which such Party becomes aware or is informed regarding the use of a Product in or outside the Territory. As between the Parties, Astellas shall be responsible for reporting all adverse drug reactions/experiences to the appropriate regulatory authorities in countries in the Territory, and XenoPort shall be responsible for reporting all adverse drug reactions/experiences to the appropriate regulatory authorities in countries outside the Territory, in accordance with the appropriate laws and regulations of the relevant countries and authorities. Astellas shall ensure that its Affiliates and Subdistributors comply with such reporting obligations in the Territory, and XenoPort shall ensure that its Affiliates and licensees (other than Astellas, its Affiliates and Subdistributors) comply with such reporting obligations outside the Territory. These reporting obligations shall apply to non-serious adverse events as well, which shall mean adverse events occurring from Product overdose or from Product withdrawal, as well as any toxicity, sensitivity, failure of expected pharmacological action or laboratory abnormality that is, or is thought by the reporter to be, serious or associated with relevant clinical signs or symptoms. Each Party will designate a regulatory affairs liaison to be responsible for communicating with the other Party regarding the reporting of adverse drug reactions/experiences. The details of such exchange shall be separately discussed and agreed upon in writing by and between such regulatory affairs liaisons within a reasonable period after execution of this Agreement.
     6. INITIAL PAYMENT AND MILESTONES
          6.1 Initial Payment. In partial consideration of the costs incurred by XenoPort in connection with the research and development of the Product and in exchange for the exclusive

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

rights granted herein, Astellas shall pay XenoPort Twenty Five Million Dollars (US $25,000,000) within [... * ...] after execution of this Agreement.
          6.2 Milestones. In further consideration of the costs incurred by XenoPort in connection with the research and development of the Product and in exchange for the exclusive rights granted herein:
               6.2.1 Initiation of U.S. Phase III Trial. Upon the first dosing of a human patient in a Phase III Trial of the Compound and/or Product in the United States by or under authority of XenoPort, the date of which XenoPort shall inform Astellas in writing, Astellas shall pay XenoPort Ten Million Dollars (US $10,000,000).
               6.2.2 Completion of U.S. Phase III Trial. Upon the first completion of a Phase III trial of the Compound and/or Product in the United States by or under authority of XenoPort, Astellas shall pay XenoPort Five Million Dollars (US $5,000,000). As used herein, “completion” of a Phase III trial shall be deemed to occur upon the earliest of (a) receipt by XenoPort of the final report for such Phase III trial, (b) filing of an MAA for the Product or (c) first issuance of a press release by XenoPort or its licensee announcing completion of a Phase III trial of the Compound and/or Product in the United States, the date of which XenoPort shall inform Astellas in writing.
               6.2.3 MAA Filing in the United States. Upon first acceptance of a filing of an MAA for the Compound and/or Product in the United States by or under authority of XenoPort, the date of which XenoPort shall inform Astellas in writing, Astellas shall pay XenoPort [... * ...]. As used herein, an MAA shall be deemed “accepted” upon the earlier of: (a) the expiration of the period specified in applicable regulations for any notice by the FDA that such MAA will not be accepted for review, without XenoPort or its designee having received such notice from such agency; or (b) the receipt by XenoPort or its designee from such agency that the MAA will be accepted for review; provided that in any case, if no such period or acceptance is provided for in the applicable regulations, then the MAA shall be deemed “accepted” on the date such MAA was filed.
               6.2.4 MAA Filing in Japan. Upon first acceptance of a filing of an MAA for the Compound and/or Product in Japan by or under authority of Astellas, Astellas shall pay XenoPort [... * ... ].
               6.2.5 Marketing Approval in the United States. Upon obtaining the first Marketing Approval of the Compound and/or Product for the first indication in the United States by or under authority of XenoPort, the date of which XenoPort shall inform Astellas in writing, Astellas shall pay XenoPort [... * ...].

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

               6.2.6 Marketing Approval in Japan. Upon obtaining the first Marketing Approval of the Compound and/or Product in Japan for the first indication by or under authority of Astellas, Astellas shall pay XenoPort [... * ...].
               6.2.7 Additional Indications.
                    (a) Second Indication. Upon first acceptance of a filing of an MAA for the Compound and/or Product for a second indication in Japan by or under authority of Astellas, Astellas shall pay XenoPort [... * ...]. Upon obtaining the first Marketing Approval of the Compound and/or Product for a second indication in Japan by or under authority of Astellas, Astellas shall pay XenoPort [... * ...]. As used herein, a “second indication” shall mean any indication for which Marketing Approval is obtained, other than the indication triggering payment under Section 6.2.6 above.
                    (b) Third Indication. Upon first acceptance of a filing of an MAA for the Compound and/or Product for a third indication in Japan by or under authority of Astellas, Astellas shall pay XenoPort [... * ...]. Upon obtaining the first Marketing Approval of the Compound and/or Product for a third indication in Japan by or under authority of Astellas, Astellas shall pay XenoPort [... * ....]. As used herein, a “third indication” shall mean any indication for which Marketing Approval is obtained, other than the indications triggering payment under Section 6.2.6 and 6.2.7(a) above.
                    (c) Subsequent Indications. Astellas shall not be obligated to make any milestone payments with respect to Marketing Approval for the fourth and subsequent indications of the Compound and/or Product. It is understood that, for purposes of this Section 6.2.7, a single MAA or Marketing Approval may include more than one indication, e.g. both the first and second indications, or the second and third indications, as the case may be.
               6.2.8 Timing of Payment. Each payment provided in Sections 6.2.4, 6.2.6 and 6.2.7 above shall be due within thirty (30) days following the occurrence of each event triggering such payment, and each payment provided in Sections 6.2.1, 6.2.2, 6.2.3 and 6.2.5 shall be due within thirty (30) days following XenoPort’s notice to Astellas of the event triggering such payment.
     7. ROYALTY
          7.1 Royalty. In consideration for Products supplied by XenoPort hereunder and also for the exclusive rights granted herein, during the term of this Agreement, Astellas shall, subject to the reduction of royalty rate pursuant to Section 7.2 or 7.3 below, pay to XenoPort the following running royalties on the Net Sales of the Product in the Territory:

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Annual Net Sales in the Territory	Royalty
That portion of Annual Net Sales in the Territory up to and including [... * ...]	[... * ...] of such Net Sales

That portion of Annual Net Sales in the Territory above [... * ...] and up to and including [... * ...]	[... * ...] of such Net Sales

That portion of Annual Net Sales in the Territory above [... * ...]	[... * ...] of such Net Sales
As used herein, “Annual Net Sales” of the Product shall mean the Net Sales of Product(s) sold in the Territory by or under authority of Astellas in each calendar year.
In the event that the Product [... * ...], for the purposes of determining royalty payments, shall be [... * ...] In the event that [... * ...], such agreement not to be unreasonably withheld or delayed.
          7.2 Royalty Plus Supply Price. In the event the total royalty calculated under Section 7.1 above (without taking into account Section 7.3) plus the supply price calculated under the Supply Agreement per unit of Product exceeds [... * ...] of the Net Sales from the sale of such unit of Product, XenoPort agrees that Astellas may deduct [... * ...] of such excess from the royalty otherwise due on such unit of Product, provided that the net royalty due to XenoPort on such unit of Product shall not be so reduced, pursuant to Sections 7.1 and 7.2, to below [... * ...] of the Net Sales from the sale of such unit of Product, prior to applying Section 7.3 below.
          7.3 Certain Reductions to Royalties.
               7.3.1 Third Party Royalties. In the event Astellas or its Affiliates is required to pay to a Third Party royalties or any other amounts under agreements for patent rights, trade secrets or other intellectual property or technology covering the Compound and/or Product (“Third Party Royalties”), then Astellas may deduct [... * ...] of the Third Party Royalties from those royalties owed to XenoPort pursuant to Sections 7.1 and 7.2; provided the royalties paid to XenoPort will not be so reduced to less than [... * ...] of the royalties otherwise due pursuant Section 7.1 and 7.2, and further provided that neither Sections 7.3.2 nor 7.3.3 applies at the time.
               7.3.2 Loss of Exclusivity. On a Product-by-Product and country-by-country basis, after the later of the expiration of (or if there are no) (a) XenoPort Patent Rights or patent rights Controlled by Astellas containing Valid Claims, which absent a license thereunder, would be infringed by a Third Party selling such Product in such country and/or (b) regulatory exclusivity with respect to such Product, in such country, then the royalties payable pursuant to Section 7.1 and 7.2 with respect to such Product sold in such country shall thereafter be reduced by [... * ...], provided

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

that Section 7.3.3 below does not apply at the time. For avoidance of doubt, clause (a) above shall be deemed satisfied when all the patents described in subparagraph (i) below are expired even if any of the patents described in subparagraph (ii) below are unexpired at that time, as applied on a Product-by-Product and country-by-country basis (i.e., with respect to the Net Sales of such particular Product in such particular country):
                    (i) in the event of expiration of the patents included in XenoPort Patent Rights or patent rights Controlled by Astellas containing Valid Claims, which absent a license thereunder, would be infringed by a Third Party selling such Product in such country, or if there are no such patent rights in such country, even if
                    (ii) there are unexpired patents included in XenoPort Patent Rights or patent rights Controlled by Astellas containing Valid Claims, which absent a license thereunder, would NOT be infringed by a Third Party selling such Product in such country.
          7.3.3 Introduction of Generic Products. On a Product-by-Product and country-by-country basis, in the event that after the occurrence of both clause (a) and (b) of Section 7.3.2 above, one or more Generic Product(s) are being marketed for an approved indication of such Product in such country; and such Generic Product(s) represent a total number of units of at least [... * ...] of such Product and such Generic Product(s) for all indications, in the aggregate, in such country in any calendar year, determined by the number of units of such Product and such Generic Product(s) sold to Third Parties, in the aggregate, during such calendar year (as measured by IMS data or other data agreed upon by the Parties), and Astellas reasonably determines that Astellas is not likely to recover such lost market share; then the royalties payable pursuant to Sections 7.1 and 7.2 with respect to such Product sold in such country shall thereafter be reduced by [... * ...]. “Generic Product” shall mean a [... * ...] being sold in such country in the Territory, which [... * ...], and is [... * ...].
          7.3.4 Reductions Not Cumulative. The reductions set forth in this Section 7.3 shall not be cumulative. Notwithstanding anything to the contrary in this Section 7.3, at any time, at most one of Sections 7.3.1, 7.3.2 or 7.3.3 shall apply with respect to any Product in any country. Unless Section 7.3.3 applies, the royalty payable under this Section 7 shall not be reduced by this Section 7.3 below [... * ...] of the royalties otherwise due pursuant only to Sections 7.1 and 7.2 (i.e., without taking into account any of this Section 7.3). In case Section 7.3.3 applies, the royalties payable under this Section 7 shall not be reduced by this Section 7.3 to below [... * ...] of the royalties otherwise due pursuant to Sections 7.1 and 7.2 (i.e., without taking into account any of this Section 7.3). In case Sections 7.3.1 and 7.3.2 apply simultaneously, only Section 7.3.2 shall apply, and in case all three of Sections 7.3.1, 7.3.2 and 7.3.3 apply simultaneously, only Section 7.3.3 shall apply.

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          7.4 Discounting. Astellas, its Affiliates and Subdistributors shall set prices and discounts for the Product in the Territory solely in the interest of the commercial success of the Product in the Territory and not for the interest of its other products and services. However, the foregoing shall not be construed to dictate to Astellas, its Affiliates or Subdistributors any resale prices for the Products in the Territory.
          7.5 Quarterly Reports. Commencing with the first occurrence of Net Sales of Product in the Territory, within sixty (60) days after each March 31, June 30, September 30 and December 31 thereafter, Astellas shall deliver to XenoPort a true and accurate report, giving such particulars of the business conducted by Astellas, its Affiliates and its Subdistributors during the preceding three (3) calendar months as are pertinent to account for payments under this Section 7. Simultaneously with the delivery of each such report, Astellas shall pay to XenoPort the total amounts, if any, due to XenoPort pursuant to this Section 7 for the period of such report.
     8. COMPOUND/PRODUCT SUPPLY
          8.1 Supply. Subject to the terms and conditions of this Agreement, XenoPort shall use Diligent Efforts to supply or have supplied to Astellas, its Affiliates and Subdistributors all of their requirements for the Compound and the Product for the Territory, solely in accordance with a separate written agreement to be negotiated between the Parties pursuant to Section 8.2 and 8.3 below (“Supply Agreement”). Each of Astellas, its Affiliates and Subdistributors shall exclusively purchase all of their requirements of the Compound and the Product from XenoPort. It is understood that, unless mutually agreed, XenoPort shall be responsible only for supplying the Compound and the Existing Product to Astellas, and Astellas shall be responsible for formulating the Compound in case it develops new formulations or dosage forms for the Product.
          8.2 Clinical Units. The Parties shall execute a supply agreement of the Compound and/or the Product for development in the Territory promptly after the execution of this Agreement, which is not inconsistent herewith. [... * ...] Astellas shall be under no obligation to accept any Product that does not have at least [... * ...] of its approved shelf life (or [... * ...], whichever is longer) remaining at the time of its delivery hereunder. Such Compound and/or the Product shall be delivered to Astellas [... * ...]. The title to such Compound and/or the Product shall pass to Astellas upon the delivery thereof [... * ...] designated by Astellas.
          8.3 Commercial Units. The Parties shall execute a supply agreement of the Compound and/or the Product for commercialization in the Territory before the Product receives Marketing Approval, which is not inconsistent herewith. [... * ...]. Astellas shall be under no obligation to accept any Product that does not have at least [... * ...] of its approved shelf life (or [... * ...], whichever is longer) remaining at the time of its delivery hereunder. Such Compound and/or the Product shall be delivered to Astellas [... * ...]. The title to such Compound and/or the Product shall pass to Astellas upon the delivery thereof [ ... * ...] designated by Astellas.

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          8.4 Quality Agreement. XenoPort and Astellas shall execute a quality agreement which allocates roles and responsibilities to each Party with respect to quality control and regulatory compliance with respect to the Compound and the Product.
          8.5 Recalls. To the extent (a) any governmental or regulatory authority issues a request, directive or order that the Product be recalled or withdrawn in the Territory, (b) a court of competent jurisdiction orders a recall or withdrawal of the Product in the Territory or (c) either Party determines, after consultation with the other Party, that the Product should be recalled or withdrawn in the Territory, the Parties shall recall or withdraw the Product as set forth in this Section 8.5. As between the Parties, Astellas shall control and coordinate, including making all contacts with regulatory authorities, all activities it deems necessary in connection with such recall or withdrawal in the Territory. All out-of-pocket expenses related to the execution of any recall or withdrawal of the Product (“Recall Costs”) shall be shared equally between the Parties, provided that in the case of (c) above, if the Parties do not mutually agree on having the Product recalled or withdrawn, then the Party requesting the recall or withdrawal shall bear initially the entire expense of such recall or withdrawal; but in each case subject to the final allocation between the Parties as follows. In the event that it is finally determined, or agreed between the Parties, that such recall or withdrawal is caused by: (a) breach of the representations and warranties of XenoPort set forth in Section 13.2 below, or failure of the Compounds and/or Product supplied by XenoPort to meet the warranties made by XenoPort in the Supply Agreement, or the gross negligence or willful misconduct of XenoPort, or the failure by XenoPort to comply with applicable laws and regulations (collectively, the “Fault of XenoPort”) XenoPort shall be responsible for Recall Costs to extent of such Fault of XenoPort, (b) failure of Astellas to properly handle, store, transport, distribute or use the Compounds and/or Products supplied by XenoPort, or in the event Astellas is engaged in any aspect of manufacturing, formulating or packaging the Products, the failure to properly perform such manufacturing, formulation or packaging, or the gross negligence or willful misconduct of Astellas, or the failure by Astellas to comply with applicable laws and regulations, including its failure to properly file for Marketing Approval of the Products in the Territory (collectively, the “Fault of Astellas”), Astellas shall be responsible for Recall Costs to the extent of such Fault of Astellas and (c) in all other cases, the Recall Costs shall be shared by the Parties as follows: [... * ... ]shall be borne by Astellas and [... * ...] shall be borne by XenoPort.
          8.6 Discussion Regarding Manufacturing Right for Compounds. In the event that, [... * ....], and the [... * ...], then upon the request of Astellas, the Parties shall [... * ...], including, for example, [... * ...]. It is understood, however, [... * ...].
          8.7 Cost of Goods Reduction for Clinical Units. Notwithstanding Sections 8.2 above, if XenoPort [... * ...], provided that, [... * ...] below.
                    (a) such [... * ...],

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

                    (b) [... * ...].
          8.8 Cost of Goods Reduction for Commercial Units. XenoPort shall [... * ...]; provided that [... * ...]. Notwithstanding [... * ...] below:
          (a) such [... * ...],
          (b) [... * ...],
          (c) [... * ...] below:
               (i) [... * ...],
               (ii) the sum of [... * ...].
     9. PAYMENTS; BOOKS AND RECORDS
          9.1 Payment Method. All payments under this Agreement shall be made by bank wire transfer in immediately available funds to an account designated by the Party to which such payments are due. All dollar amounts specified in this Agreement are in U.S. dollars. Any payments due under this Agreement that are not paid by the date such payments are due under this Agreement shall bear interest to the extent permitted by applicable law at the prime rate publicly announced by Citibank on the date such payment is due, plus [... * ...], computed on the basis of a three hundred sixty (360) day year, actual days elapsed. The applicable interest rate shall be adjusted each time there shall be a change in the prime rate announced by Citibank. This Section 9.1 shall in no way limit any other remedies available to the Parties. All amounts owed by Astellas to XenoPort hereunder shall be paid by a Japanese entity from either a bank account in Japan or the United States.
          9.2 Taxes. If laws or regulations require withholding by Astellas of any taxes imposed upon XenoPort on account of any royalties, initial or milestone payments paid under this Agreement, such taxes shall be deducted by Astellas as required by law from such payment and shall be paid by Astellas to the proper taxing authorities. Official receipts of payment of any withholding tax shall be secured and sent to XenoPort as evidence of such payment. The Parties will exercise their reasonable efforts to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of any applicable tax treaty, and shall cooperate in filing any forms required for such reduction. Both Parties agree that under the applicable tax treaty as of the Effective Date, no withholding taxes are due on any amounts due hereunder provided that the appropriate forms have been filed with the tax authorities in Japan.
          9.3 U. S. Dollars. All sums due under this Agreement shall be payable in U.S. dollars. Monetary conversion from the currency of a foreign country, in which Product is sold, into

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

United States currency shall be calculated at the actual average of the buying and selling rates of exchange for a calendar quarter in which such sales were made as such rates are reported, as of the last business day of such calendar quarter, by Bank of Tokyo-Mitsubishi.
          9.4 Records; Inspection.
               9.4.1 Astellas. Astellas shall keep, and require its Affiliates and Subdistributors to keep, complete, true and accurate books of accounts and records for the purpose of determining the amounts payable to XenoPort pursuant to this Agreement. Such books and records shall be kept for at least three (3) years following the end of the calendar quarter to which they pertain. Such records will be open for inspection during such three (3) year period by an independent auditor chosen by XenoPort and reasonably acceptable to Astellas for the purpose of verifying the amounts payable by Astellas hereunder. Such inspections may be made no more than once each calendar year, at reasonable times and on reasonable prior written notice. Such records for any particular calendar quarter shall be subject to no more than one inspection. The independent auditor shall be obligated to execute a reasonable confidentiality agreement prior to commencing any such inspection. Inspections conducted under this Section 9.4.1 shall be at the expense of XenoPort, unless a variation or error producing an underpayment in amounts payable exceeding [... * ...] of the amount paid for any period covered by the inspection is established in the course of any such inspection, whereupon all costs relating to the inspection for such period and any unpaid amounts that are discovered shall be paid by Astellas, together with interest on such unpaid amounts at the rate set forth in Section 9.1 above. The Parties will endeavor in such inspection to minimize disruption of Astellas’ normal business activities to the extent reasonably practicable.
               9.4.2 XenoPort. XenoPort shall keep complete, true and accurate books of accounts and records for the purpose of determining payments due from Astellas pursuant to this Agreement or the Supply Agreement (e.g., Cost of Goods). Such books and records shall be kept for at least three (3) years following the end of the calendar quarter to which they pertain. Such records will be open for inspection during such three (3) year period by an independent auditor chosen by Astellas and reasonably acceptable to XenoPort for the purpose of verifying the amounts payable by Astellas hereunder. Such inspections may be made no more than once each calendar year, at reasonable times and on reasonable prior written notice. Such records for any particular calendar quarter shall be subject to no more than one inspection. Astellas’ independent auditor shall be obligated to execute a reasonable confidentiality agreement prior to commencing any such inspection. Inspections conducted under this Section 9.4.2 shall be at the expense of Astellas, unless a variation or error producing an overpayment in amounts payable exceeding [... * ...] of the amount paid for any period covered by the inspection is established in the course of any such inspection, whereupon all costs relating to the inspection for such period and any overpaid amounts that are discovered shall be paid by XenoPort, together with interest on such overpaid amounts at the rate set forth in Section 9.1 above. The Parties will endeavor in such inspection to minimize disruption of XenoPort’s normal business activities to the extent reasonably practicable.

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     10. INTELLECTUAL PROPERTY
          10.1 Ownership of Inventions. Title to all inventions and other intellectual property made solely by Astellas personnel in connection with this Agreement shall be owned by Astellas. Title to all inventions and other intellectual property made solely by XenoPort personnel in connection with this Agreement shall be owned by XenoPort. Title to all inventions and other intellectual property made jointly by personnel of XenoPort and Astellas in connection with this Agreement shall be jointly owned by Astellas and XenoPort. Prosecution of any patent applications and patents with respect to such jointly owned inventions and intellectual property shall be solely as mutually agreed. Except as expressly provided in this Agreement, it is understood that neither Party shall have any obligation to obtain any approval of nor pay a share of the proceeds to the other Party to exploit or enforce such jointly owned inventions or intellectual property, and that neither Party shall, without obtaining the approval of the other Party, license or assign the same to a Third Party other than its licensees of (or an assignee of all or substantially all of its assets or business in any country pertaining to) the Compound and/or the Product or Subdistributors. For clarity, each Party shall have the right, without having to obtain the approval of, nor to pay a share of the proceeds to, the other Party, to license and/or assign such jointly owned intellectual property to any licensee of the Compound and/or Product or Subdistributor or to an assignee of all or substantially all of its assets or business pertaining to the Compound and/or Product in any country. Astellas hereby grants to XenoPort a non-exclusive, worldwide, irrevocable, fully paid-up license, with the right to sublicense, under any Improvements to make, have made, use, sell, offer for sale, import, practice and otherwise exploit the same for the Compound and/or the Product, subject to the exclusive rights granted to Astellas under this Agreement with respect to the Product in the Territory. As used herein, “Improvements” means any patent rights or other intellectual property made by or under authority of Astellas in connection with development and/or commercialization of the Product that is applicable to the Compound, Product or transported prodrugs thereof or the manufacture, use or formulation thereof.
          10.2 Prosecution and Maintenance of Patents.
               10.2.1 Filings. As between Astellas and XenoPort, XenoPort shall have responsibility for the filing, prosecution and maintenance of all XenoPort Patent Rights in the Territory at XenoPort’ expense. Astellas shall have the right to review pending patent applications and make recommendations to XenoPort concerning the foregoing. XenoPort will consider in good faith all reasonable suggestions of Astellas with respect thereto. XenoPort agrees to keep Astellas generally informed of the course of patent prosecution or other proceedings with respect to the XenoPort Patent Rights within the Territory, including those patents and patent applications relating to the Compound and/or the Product in the Territory which shall not be listed in Exhibit B as of the Effective Date.

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

               10.2.2 Extensions. XenoPort shall, [... * ...] file for extensions of the terms of any and all of the XenoPort Patent Rights if legally possible in any country of the Territory with respect to the Product and shall be responsible for prosecuting any required actions for such extensions at its own expense.
          10.3 Third Party Infringement Claims. If the production, sale or use of any Compound or Product in the Territory pursuant to this Agreement results in a claim, suit or proceeding alleging patent infringement against XenoPort or Astellas (or their respective Affiliates or Subdistributors) (collectively, “Infringement Actions”), such Party shall promptly notify the other Party hereto in writing. The Party subject to such Infringement Action shall have the right to direct and control the defense thereof (including the conclusion of a potential settlement, but limited to the rights granted pursuant to this Agreement) using counsel reasonably acceptable to the other Party, and the Infringement Action shall be at the expense of the Party subject to such Infringement Action; provided, however, that the other Party may participate in the defense and/or settlement thereof at its own expense with counsel of its choice. In any event, the Party that is subject to the Infringement Action agrees to keep the other Party hereto reasonably informed of all material developments in connection with any such Infringement Action. Astellas agrees not to settle any Infringement Action, or make any admissions or assert any position in such Infringement Action, in a manner that would adversely affect the Product or the manufacture, use or sale thereof in or outside the Territory, without the prior written consent of XenoPort. XenoPort agrees not to settle any Infringement Action in a manner that would adversely affect the Product or the manufacture, use or sale thereof in the Territory, without the prior written consent of Astellas. Astellas may treat its Damages from such Infringement Action as Third Party Royalties under Section 7.3.1 above, and XenoPort may treat its Damages from such Infringement Action as payments for Third Party IP under Section 2.5 above. As used herein, “Damages” shall mean out-of-pocket costs incurred by a Party, including reasonable attorney’s fees, damages and other liabilities that are part of any final judgment awarded against such Party, and any amounts paid by such Party in a settlement of the action that is approved by the other Party, such approval not to be unreasonably withheld or delayed.
          10.4 Enforcement. Subject to the provisions of this Section 10.4, in the event that Astellas reasonably believes that any XenoPort Patent Rights in the Territory is infringed or misappropriated by a third party or is subject to a declaratory judgment action in the Territory arising from such infringement, in each case with respect to the manufacture, sale or use within the Field in the Territory of a product comprising a prodrug of gabapentin (an “Infringing Product”), Astellas shall promptly notify XenoPort. XenoPort shall have the initial right (but not the obligation), at its own expense, to enforce the XenoPort Patent Rights with respect to such infringement or defend any declaratory judgment action with respect thereto in the Territory (for purposes of this Section 10.4, an “Enforcement Action”). Astellas shall, at its expense, have the right to join in as a party plaintiff and to give reasonable assistance to such Enforcement Action. XenoPort shall keep Astellas reasonably informed of the progress of any such Enforcement Action. XenoPort agrees not to settle any Enforcement Action, or make any admissions or assert any position in such Enforcement Action,

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

in a manner that would materially adversely affect Astellas’ rights or interests in the Territory, without the prior written consent of Astellas, which shall not be unreasonably withheld or delayed.
               10.4.1 Initiating Enforcement Actions. In the event that XenoPort fails to initiate an Enforcement Action to enforce the XenoPort Patent Rights against a commercially significant infringement by a third party in a country in the Territory, which infringement consists of the manufacture, sale or use of an Infringing Product in the Field in such country, within [... * ...] of a request by Astellas to initiate such Enforcement Action, Astellas may initiate an Enforcement Action against such infringement at its own expense. Upon [... * ...], provided that [... * ...]. Astellas shall keep XenoPort hereto reasonably informed of the progress of any such Enforcement Action. XenoPort shall, at its expense, have the right to join in as a party plaintiff and to give reasonable assistance to such Enforcement Action . Astellas agrees not to settle any Enforcement Action, or make any admissions or assert any position in such Enforcement Action, in a manner that would materially adversely affect the validity, enforceability or scope of the XenoPort Patent Rights in or outside the Territory, without the prior written consent of XenoPort, which shall not be unreasonably withheld or delayed.
               10.4.2 Recoveries. Any damages or other monetary awards recovered from an Enforcement Action shall be allocated first to reimburse the costs and expenses of Party who initiates the Enforcement Action and, if the other Party joins as a party plaintiff, then the costs and expenses of the other Party. Any amounts remaining shall be shared [... * ... ] to Astellas and [... * ...] to XenoPort.
          10.5 Third Party Rights. The obligations of XenoPort and the rights of Astellas under Sections 10.2 and 10.4 above shall be subject to, and limited by, any agreements pursuant to which XenoPort acquired or licensed any particular XenoPort Patent Rights, Data or other subject matter. With respect to the prosecution or enforcement of XenoPort Patent Rights licensed by XenoPort from a Third Party, to the extent XenoPort has the right to do so, XenoPort shall cooperate with Astellas to prosecute and enforce such XenoPort Patent Rights in the same manner as set forth in Sections 10.2 and 10.4 above. As between XenoPort and Astellas, any recoveries from enforcement of such XenoPort Patent Rights licensed from a Third Party (including any amounts that XenoPort receives from the Third Party licensor as a result of such enforcement) shall be shared in accordance with Sections 10.4.2, after deducting from such recoveries any amounts owed to the Third Party licensor for such enforcement; provided that any Enforcement Actions initiated by the Third Party licensor shall be deemed initiated by XenoPort for purposes of Section 10.4.2 above, and the costs and expenses incurred by XenoPort in such Enforcement Action shall include the costs and expenses reimbursed or required to be reimbursed by XenoPort to the Third Party licensor in such Enforcement Action.
          10.6 Patent Marking. Astellas agrees to mark and have its Affiliates and Subdistributors mark all patented Products they sell or distribute pursuant to this Agreement in

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

accordance with the applicable patent statutes or regulations in the country or countries of manufacture and sale thereof.
     11. TRADEMARKS
          11.1 Display. All packaging materials, labels and promotional materials for the Product in the Territory shall display the Product Trademark to the extent such packaging materials, labels and promotional materials have enough space for such display. Astellas shall include in its packaging materials, labels and promotional materials a statement, of reasonable size and prominence approved by XenoPort, acknowledging that the Product is sold under license from XenoPort to the extent such packaging materials, labels and promotional materials have enough space for such statement. The Astellas trade dress and style of packaging with respect to each Product may be determined by Astellas so as to be consistent with Astellas’ standard trade dress and style, but shall, so far as is reasonable, be consistent with XenoPort’s worldwide branding strategy for the Product, provided that XenoPort shall respect local marketing needs in the Territory regarding trade dress and style.
          11.2 License. XenoPort hereby grants to Astellas an exclusive (even as to XenoPort), royalty-free license to use the Product Trademark solely in connection with formulation, packaging, marketing, promoting, distributing and selling the Product in the Territory in accordance with this Agreement. The ownership and all goodwill from the use of the Product Trademark shall vest in and inure to the benefit of XenoPort.
          11.3 Registration. XenoPort agrees to file, register and be responsible to maintain a registration for the Product Trademark in Japan (and in countries of the Territory outside Japan, upon notice from Astellas that an MAA for the Product is being filed in such country), for the term of this Agreement, for use with the Product. The costs of filing and maintaining such registrations in the Territory shall be borne by XenoPort.
          11.4 Ownership. Astellas hereby acknowledges XenoPort’s exclusive ownership rights in the Product Trademark, and accordingly agrees that at no time during the term of this Agreement or for [... * ...] thereafter to challenge or assist others to challenge the Product Trademark or the registration thereof, nor during the term of this Agreement to attempt to register any trademarks, marks or trade names confusingly similar to such Product Trademark.
          11.5 Recordation. In those countries where a trademark license must be recorded, XenoPort will provide and record a separate trademark license for the Product Trademark, at XenoPort’s sole expense. Astellas shall cooperate in the preparation and execution of such documents.
          11.6 Approval of Promotional Materials. Astellas shall submit representative samples of promotional materials, packaging and Product using the Product Trademark to XenoPort

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

for XenoPort’s reasonable approval, which approval shall not be unreasonably withheld or delayed, prior to their first use and prior to any subsequent change or addition to such promotional materials, provided that if XenoPort has not responded within four (4) weeks after receiving such submissions, XenoPort’s approval will be deemed to have been received.
          11.7 Termination. Astellas’ right to use the Product Trademark shall terminate in each country of the Territory in which Astellas’ rights to distribute the Product are terminated in accordance with this Agreement. Astellas shall cooperate in the cancellation of any trademark licenses recorded or entered into in such countries.
     12. CONFIDENTIALITY
          12.1 Confidential Information. Except as expressly provided in this Agreement, the Parties agree that the receiving Party shall not publish or otherwise disclose and shall not use for any purpose any information furnished to it by the other Party hereto pursuant to this Agreement (collectively, “Confidential Information”). Notwithstanding the foregoing, Confidential Information shall not include information that, in each case as demonstrated by written documentation:
               12.1.1 was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure or, as shown by written documentation, was developed by the receiving Party independent of disclosure by the disclosing Party;
               12.1.2 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;
               12.1.3 became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;
               12.1.4 was subsequently lawfully disclosed to the receiving Party by a person other than the disclosing Party, and who did not directly or indirectly receive such information from disclosing Party; or
               12.1.5 is developed by the receiving Party without use of or reference to any information or materials disclosed by the disclosing Party.
          12.2 Permitted Disclosures. Notwithstanding the provisions of Section 12.1 above, each Party hereto may disclose the other Party’s Confidential Information to its Affiliates, licensees, Subdistributors and any other Third Parties to the extent such disclosure is reasonably necessary to exercise the rights granted to it, or reserved by it, under this Agreement (including the right to grant sublicenses, as applicable), prosecuting or defending litigation, complying with applicable governmental laws or regulations, submitting information to tax or other governmental authorities or

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

conducting clinical trials hereunder with respect to the Product. If a Party is required by law or regulations to make any such disclosure of the other Party’s Confidential Information, to the extent it may legally do so, it will give reasonable advance notice to the latter Party of such disclosure and, save to the extent inappropriate in the case of patent applications or otherwise, will use its good faith efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise). For any other disclosures of the other Party’s Confidential Information, including to Affiliates, licensees, Subdistributors and other Third Parties, a Party shall ensure that the recipient thereof is bound by a written confidentiality agreement as materially protective of such Confidential Information as this Section 12. If the Party whose Confidential Information is to be disclosed has not filed a patent application with respect to such Confidential Information, it may require the other Party to delay the proposed disclosure (to the extent the disclosing Party may legally do so), for up to ninety (90) days, to allow for the filing of such an application.
          12.3 Terms of this Agreement. Each Party agrees [... * ...], except [... * ...]. In [... * ...] pursuant to clause (a) above, the [... * ...].
          12.4 Publicity. Subject to Section 12.3 above, neither Party shall originate any written publicity, news release or other announcement or statement relating to this Agreement (collectively, a “Written Disclosure”), without the prompt prior review and written approval of the other Party, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, either Party may make any public Written Disclosure it believes in good faith based upon the advice of counsel is required by applicable law, rule or regulation or any listing or trading agreement concerning its or its Affiliates’ publicly traded securities. In addition, the Parties shall agree upon a press release to announce the execution of this Agreement, together with a corresponding Question & Answer outline for use in responding to inquiries about the Agreement; thereafter, Astellas and XenoPort may each disclose to third parties the information contained in such press release and Question & Answer outline without the need for further approval by the other.
          12.5 Prior Non-Disclosure Agreements. Upon execution of this Agreement, the terms of this Section 12 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties. Any information disclosed under such prior agreements shall be deemed disclosed under this Agreement.
          12.6 Publication of Product Information. Prior to publishing, publicly presenting and/or submitting for written or oral publication a manuscript, abstract or the like that includes Data or other information relating to Product that has not previously published pursuant to this Section 12.6, a Party shall provide the other Party a copy thereof in English for its review for at least thirty (30) days (unless such Party is required by law to publish such information sooner). Such Party shall consider in good faith any comments provided by the other Party during such thirty (30) day period. In addition, such Party shall, at the request of the other Party, remove any Confidential Information

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

of the other Party therefrom, except each Party shall have the right to publicly disclose any information, including Confidential Information, pertaining to safety or efficacy of the Compound and/or Product that such Party believes in good faith it is obligated or appropriate to disclose. The contribution of each Party shall be noted in all publications or presentations by acknowledgment or coauthorship, whichever is appropriate.
     13. REPRESENTATIONS AND WARRANTIES
          13.1 Mutual Warranty. Each Party represents and warrants to the other that this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor, to such Party’s knowledge, violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.
          13.2 XenoPort Warranties. XenoPort represents, warrants to Astellas that, as of the Effective Date:
               13.2.1 it has the full right and authority to enter into this Agreement and grant the rights and licenses as provided herein;
               13.2.2 it has not previously granted any right, license or interest in or to the XenoPort Patent Rights, or any portion thereof, that is in conflict with the rights or licenses granted to Astellas under this Agreement;
               13.2.3 XenoPort has not knowingly withheld from Astellas any material information in the possession of XenoPort related to the safety or efficacy of the Compound and/or the Product (a) that has been requested by Astellas, or (b) that XenoPort considered to be reasonably material to Astellas’ evaluation of the safety and/or efficacy of the Compound and/or Product;
               13.2.4 XenoPort has not knowingly withheld from Astellas any material CMC Information in the possession of XenoPort regarding the Existing Product (a) that has been requested by Astellas, or (b) that XenoPort considered to be reasonably material to Astellas’ evaluation of the quality of the Compound and/or Product. As used herein, “CMC Information” means information of the type required to appear in Section 7.0 of IND Nos. 68,341 and 71,352;
               13.2.5 to its best knowledge, there are no actual, pending, alleged or threatened action, suits, claims, interference or governmental investigations involving the Compound and/or the Product, the XenoPort Patent Rights, the XenoPort Know-How or the Product Trademark by or against XenoPort, or any of its Affiliates or other licensees in or before any court, governmental or regulatory authority. In particular, to its best knowledge, there is no pending or

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

threatened product liability action nor intellectual property right litigation in relation to the Compound and/or the Product;
               13.2.6 all necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by XenoPort in order to enter into this Agreement have been obtained;
               13.2.7 to its best knowledge, there are no actual, pending, alleged or threatened infringement by a Third Party of any of the XenoPort Patent Rights or the XenoPort Know-How;
               13.2.8 to its best knowledge, none of the issued XenoPort Patent Rights are invalid or unenforceable.
               13.2.9 there are no XenoPort Patent Right that are licensed by XenoPort from any Third Party, which would, but for the license granted hereunder, be infringed by use, development, formulation, packaging, import, sale, distribution, promotion or marketing of the Compound and/or the Product by Astellas, any of its Affiliates or Subdistributors in accordance with this Agreement. There are no Data licensed by XenoPort from any Third Party relating to the Compound and/or the Product.
               13.2.10 XenoPort has not granted a lien or other encumbrances on any of the subject matter of this Agreement or on any of XenoPort’s rights, benefits or obligations hereunder or on any of the XenoPort Patent Rights, which would conflict with the rights or licenses of Astellas hereunder.
               13.2.11 Notwithstanding the foregoing, it is understood that substantial information has been published in XenoPort’s SEC filings and in its scientific publications regarding the Compound and/or the Product, and is available to the public. Accordingly, for purposes of this Section 13.2, Astellas shall be deemed to be on notice of and to have received disclosures of such information, and the representations and warranties set forth in this Section 13.2 shall be subject to such disclosures.
          13.3 XenoPort Covenants. XenoPort covenants to Astellas that, during the term of this Agreement (a) it shall not grant any right, license or interest in or to the XenoPort Patent Rights, or any portion thereof, that is in conflict with the rights or licenses granted under this Agreement, and (b) it shall not grant a lien or other encumbrances on any of the subject matter of this Agreement or on any of XenoPort’s rights, benefits or obligations hereunder or on any of the XenoPort Patent Rights, which would conflict with the rights or licenses of Astellas hereunder.

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          13.4 Astellas Warranties. Astellas represents and warrants to XenoPort that, as of the Effective Date: (a) it has the full right and authority to enter into this Agreement and grant the rights granted herein; (b) Astellas and its Affiliates have not initiated any human clinical trials with respect to, and are not commercializing, any products containing the Compound or any Competitive Compound, and are not engaged in contract negotiations with respect to in-licensing or acquiring any specific product or technology relating to the Compound or any Competitive Compound(s); (c) all necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by Astellas in order to enter into this Agreement have been obtained; and (d) Astellas does not have any knowledge that any of XenoPort’s representations and warranties set forth in Section 13.2 above are inaccurate.
          13.5 DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OR VALIDITY OF ANY PATENTS ISSUED OR PENDING.
          13.6 LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY SHALL BE LIABLE TO THE OTHER WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT, WHETHER UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE, MULTIPLE, OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL, OR LOSS OF BUSINESS) EXCEPT IN THE CASE OF (A) BREACH OF SECTION 2.4.3 BY ASTELLAS OR ITS AFFILIATES, (B) BREACH OF SECTION 12, (C) SUCH DAMAGES OWED TO THIRD PARTIES PURSUANT TO SECTION 14 OR (D) BREACH OF ASTELLAS’ OBLIGATION TO USE DILIGENT EFFORTS TO DEVELOP AND/OR COMMERCIALIZE THE PRODUCT PURSUANT TO SECTIONS 4.1.1 AND 5.1.1, PROVIDED IT IS UNDERSTOOD THAT IN THE CASE OF (D) DAMAGES SHALL BE CALCULATED BASED ON LOSS OF ROYALTIES AND OTHER AMOUNTS OWED TO XENOPORT HEREUNDER AS A RESULT OF SUCH BREACH, AND NOT BASED ON THE LOSS OF NET SALES RECEIVED BY ASTELLAS.
     14. INDEMNIFICATION
          14.1 Indemnification of XenoPort. Astellas shall indemnify and hold harmless each of XenoPort, its Affiliates and the directors, officers and employees of such entities and the successors and assigns of any of the foregoing (the “XenoPort Indemnitees”), from and against any and all liabilities, damages, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys’ fees and other expenses of litigation) (“Liabilities”) from any claims, actions, suits or proceedings brought by a Third Party (any of the foregoing, a “Third Party Claim”) incurred

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

by any XenoPort Indemnitee, arising from, or occurring as a result of: (a) the use, marketing, distribution or sale of any Product by Astellas, its Affiliates or Subdistributors in the Territory (and formulation and packaging activities by or under authority of Astellas outside the Territory pursuant to Section 2.2 or development activities by Astellas or requested by Astellas outside the Territory pursuant to 4.7), including, without limitation, any Products Liability Claim (subject to and shared in accordance with the mechanism set forth in Section 14.4 below) and Third Party infringement claims (subject to Section 10.3 above), or (b) any material breach of any representations, warranties or covenants by Astellas in Section 13 above; except to the extent such Third Party Claims fall within the scope of XenoPort’s indemnification obligations set forth in Section 14.2 below.
          14.2 Indemnification of Astellas. XenoPort shall indemnify and hold harmless each of Astellas, its Affiliates and Subdistributors and the directors, officers and employees of Astellas, its Affiliates and Subdistributors and the successors and assigns of any of the foregoing (the “Astellas Indemnitees”), from and against any and all Liabilities from any Third Party Claims incurred by any Astellas Indemnitee, arising from, or occurring as a result of: (a) the use, marketing, distribution or sale of any Product by XenoPort or its licensee outside the Territory (other than formulation and packaging activities by or under authority of Astellas outside the Territory pursuant to Section 2.2 and development activities by Astellas or requested by Astellas outside the Territory pursuant to 4.7), (b) any material breach of any representations, warranties or covenants by XenoPort in Section 13 above, or (c) subject to and shared in accordance with the mechanism set forth in Section 14.4 below, any Product Liability Claim asserted against the Astellas Indemnitees. Additional indemnification obligations between the Parties may be specified in the Supply Agreement as mutually agreed.
          14.3 Procedure. Except with respect to Third Party infringement claims subject to Section 10.3 above, and Product Liability Claims subject to Section 14.4 below, a Party that intends to claim indemnification under this Section 14 (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of any Third Party Claim, in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense and/or settlement thereof. The indemnity arrangement in this Section 14 shall not apply to amounts paid in settlement of any action with respect to a Third Party Claim, if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Section 14, but the omission to so deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability that it may have to any Indemnitee otherwise than under this Section 14. The Indemnitee under this Section 14 shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Third Party Claim covered by this indemnification.

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          14.4 Products Liability Claims. Each Party shall notify the other Party as promptly as practicable if any Third Party Claim is commenced or threatened against such Party alleging product liability, product defect, design, manufacturing, packaging or labeling defect, failure to warn, or any similar action relating to the formulation, manufacture, use or safety of those Products sold by or under authority of Astellas in the Territory hereunder (“Product Liability Claim”). Each Party shall cooperate with the other Party in connection with any such Product Liability Claim that is commenced or threatened against the other Party. If a Product Liability Claim is asserted against both Parties, each Party will have the right to designate counsel to defend itself in the Product Liability Claim. If a Product Liability Claim is brought against one Party but not the other Party, the named Party shall control the defense and/or settlement thereof at its own expense with counsel of its choice, subject to this Section 14.4. In such case, the other Party may participate in the defense and/or settlement thereof at its own expense with counsel of its choice. In any event, the Party that is subject to the Product Liability Claim (if not asserted against both Parties) agrees to keep the other Party hereto reasonably informed of all material developments in connection with any such Product Liability Claim. Astellas agrees not to settle any Product Liability Claim, or make any admissions or assert any position in such Product Liability Claim, in a manner that would adversely affect the Product or the manufacture, use or sale thereof in or outside the Territory, without the prior written consent of XenoPort. XenoPort agrees not to settle any Product Liability Claim, or make any admissions or assert any position in such Product Liability Claim, in a manner that would adversely affect the Product or the manufacture, use or sale thereof in the Territory, without the prior written consent of Astellas. To the extent a Product Liability Claim is caused by: (a) the Fault of XenoPort (as defined in Section 8.5 above), XenoPort shall bear all Liabilities from such Product Liability Claim to the extent of its Fault, (b) the Fault of Astellas (as defined in Section 8.5 above), Astellas shall bear all Liabilities from such Product Liability Claim to the extent of its Fault and (c) neither the Fault of XenoPort nor the Fault of Astellas, the Parties shall share the Liabilities from such Product Liability Claim as follows: [... * ...] shall be borne by Astellas, and [... * ...] shall be borne by XenoPort.
          14.5 Insurance. Each Party shall secure and maintain in effect during the term of this Agreement and for a period of [... * ...] thereafter insurance policy(ies) underwritten by a reputable insurance company in a form and having limits standard and customary for entities in the biopharmaceutical industry for exposures related to the Product. Such policies shall include coverage for clinical trial liability and products liability. Upon request by the other Party hereto, certificates of insurance evidencing the coverage required above shall be provided to the other Party.
     15. TERM AND TERMINATION
          15.1 Term. This Agreement shall become effective as of the Effective Date and, shall continue, on a country-by-country basis, until terminated pursuant to Section 15.2 or 15.3 below or Section 2.4 above.

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          15.2 Termination By Astellas. Astellas may terminate this Agreement for any reason under this Section 15.2 without any penalty, consequence, termination compensation, loss of profits, goodwill indemnity or otherwise solely by reason of such termination (i.e., without prejudice to any remedies XenoPort may have for a breach of this Agreement by Astellas), as a whole or on a country-by-country basis with respect to countries in the Territory upon written notice to XenoPort; provided that such notice is given after the third anniversary of the Effective Date. In the event Astellas elects to terminate this Agreement under this Section 15.2 with respect to Japan, Astellas shall have elected to terminate this Agreement in whole. Without limiting the other provisions of this Agreement, if, at any time after the First Commercial Sale of a Product in a country, [... * ...] with respect to such country (if a country in the Territory other than Japan), or as a whole (if such country is Japan); and this Agreement shall so terminate upon such notice by XenoPort without any penalty, consequence, termination compensation, loss of profits, goodwill indemnity or otherwise solely by reason of such deemed termination.
          15.3 Termination for Cause. In the event a Party fails to pay any amount due under this Agreement or otherwise materially breaches any obligation, covenant or warranty under this Agreement, the other Party shall have the right to terminate this Agreement upon written notice, provided that such breach is not cured within [... * ...] (if a failure to pay), or within [... * ...] (if any other material breach), after notice thereof specifying such breach.
     16. EFFECT OF TERMINATION
          16.1 Accrued Obligations. Termination of this Agreement for any reason shall not release any Party hereto from any liability that, at the time of such termination, has already accrued to the other Party or that is attributable to a period prior to such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.
          16.2 Rights on Termination. This Section 16.2 shall apply upon any termination of Astellas’ rights under this Agreement in whole or with respect to a particular country, excluding only termination of this Agreement pursuant to Section 15.3 for XenoPort’s breach. As used herein, the “Affected Area” shall mean the Territory in case of termination of this Agreement as a whole, or the terminated country(ries) in case of termination of this Agreement with respect to such country(ries).
               16.2.1 Wind-down Period.
                    (a) Development. In the event there are any on-going clinical trials of the Product in an Affected Area, at XenoPort’s request, Astellas agrees to either promptly transition such clinical trials to XenoPort, or continue to conduct such clinical trials (i) in the case of termination by XenoPort pursuant to Section 15.3 or 2.4, or termination by Astellas pursuant to Section 15.2, at Astellas’ own expense and (ii) in the case of any other termination, at XenoPort’s expense for a period requested by XenoPort up to a maximum of [... * ...] after such termination.

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

                    (b) Commercialization. In case of termination by XenoPort pursuant to Section 15.3 or 2.4, or termination by Astellas pursuant to Section 15.2, Astellas and its Subdistributors shall continue to distribute Products in each country of the Affected Area for which Marketing Approval therefor has been obtained, in accordance with the terms and conditions of this Agreement, for a period requested by XenoPort not to exceed [... * ...] from such termination (for purposes of this Section 16.2, the “Wind-down Period”); provided that XenoPort may terminate the Wind-down Period upon [... * ...] written notice to Astellas. Notwithstanding any other provision of this Agreement, during the Wind-down Period, Astellas’ and its Subdistributors’ rights with respect to the Product in the Affected Area shall be non-exclusive, and XenoPort shall have the right to engage one or more other distributor(s) and/or sublicensee(s) of the Product in all or part of the Affected Area. Any Products sold or disposed by Astellas in the Affected Area during the Wind-down Period shall be subject to royalties under Section 7 above.
               16.2.2 Assignment of MAA and Marketing Approvals. Astellas shall assign or cause to be assigned to XenoPort (or if not so assignable, Astellas shall take all reasonable actions to make available to XenoPort the benefits of) all regulatory filings and registrations (including INDs, MAAs and Marketing Approvals) for the Product in the Affected Area, including any such regulatory filings and registrations made or owned by its Affiliates and/or Subdistributors. In each case, unless otherwise required by any applicable law or regulation, the foregoing assignment (or availability) shall be made within [... * ...] after termination of the Affected Area. In addition, Astellas shall promptly provide to XenoPort a copy of all Data and Astellas Know-How pertaining to the Product in the Affected Area to the extent not previously provided to XenoPort.
               16.2.3 Transition. Astellas shall use Diligent Efforts to cooperate with XenoPort and/or its designee to effect a smooth and orderly transition in the development and sale of the Product in the Affected Area during the Wind-down Period. Without limiting the foregoing, Astellas shall, upon written request from XenoPort, provide XenoPort copies of customer lists, customer data and other customer information relating to the Product in the Affected Area (except as prevented by the applicable laws and regulations relating to the protection of personal information), which XenoPort shall have the right to use and disclose for any purpose after termination of this Agreement. In addition, Astellas shall refer all inquiries after the Wind-down Period (or after the termination of this Agreement, in case there is no Wind-down Period) regarding the Product in the Affected Area to XenoPort or any newly appointed distributors.
               16.2.4 Return of Materials. Within fifteen (15) days after the end of the Wind-down Period (or after the termination of this Agreement, in the event there is no Wind-down Period), Astellas shall destroy all tangible items comprising, bearing or containing trademarks, marks, tradenames, patents, copyrights, designs, drawings, formulas or other Data, photographs, samples, literature, sales and promotional aids (“Product Materials”) and Confidential Information of XenoPort, that is in Astellas’ possession, and provide written certification of such destruction, or prepare such tangible items of Product Materials and Confidential Information for shipment to

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

XenoPort, as XenoPort may direct, at XenoPort’s expense; provided that Astellas may retain copies of Product Materials and Confidential Information relating to countries in the Territory outside the Affected Area as reasonably necessary for its continued promotion, marketing, sale and distribution of the Product in such countries under this Agreement. Effective upon the end of the Wind-down Period (or upon termination of this Agreement, in the event there is no Wind-down Period), Astellas shall cease to use all trademarks and trade names of XenoPort in the Affected Area, and all rights granted to Astellas hereunder with respect to the Product in the Affected Area shall terminate.
               16.2.5 Subdistributors. Any contracts with Subdistributors of the Product in the Affected Area engaged by Astellas other than Astellas’ Affiliates shall, at the request of XenoPort in its discretion, be assigned to XenoPort to the furthest extent possible, provided that such assignment is accepted by the Subdistributor(s) for such Affected Area. In the event such assignment is not requested by XenoPort or is not accepted by such Subdistributor(s), then the rights of such Subdistributors with respect to the Product in the Affected Area shall terminate upon termination of Astellas’ rights with respect to such Affected Area. Astellas shall ensure that its Affiliates and such Subdistributors (if not assigned to XenoPort pursuant to this Section 16.2.5) shall transition the Product back to XenoPort in the manner set forth in this Section 16.2 as if such Affiliate or Subdistributor were named herein.
          16.3 No Renewal, Extension or Waiver. Acceptance of any order from, or sale or license of, any Product to Astellas after the effective date of termination of this Agreement shall not be construed as a renewal or extension hereof, or as a waiver of termination of this Agreement.
          16.4 Survival. Upon termination of this Agreement in whole, all rights and obligations of the parties under this Agreement shall terminate except: (a) Sections [... * ...], and (b) those provisions of this Agreement [... * ...]. For clarity, in the event this Agreement is terminated with respect to one or more countries, but not the entire Territory, then the Affected Area shall thereafter cease to be within the Territory for all purposes of this Agreement, but Sections [... * ...] shall survive such termination with respect to the Affected Area.
     17. DISPUTE RESOLUTION
          17.1 Disputes. In the event of any dispute between the Parties arising out of or in connection with this Agreement, either Party may, by written notice to the other, have such dispute referred to the CEO of XenoPort and the CEO of Astellas for attempted resolution by good faith negotiations within thirty (30) days after such notice is received, and, in such event, each Party shall cause its representative to meet and be available to attempt to resolve such issue. Notwithstanding the foregoing, neither Party shall be obligated to negotiate for more than thirty (30) days. If the Parties should resolve such dispute or claim, a memorandum setting forth their agreement will be prepared and signed by both Parties if requested by either Party.

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          17.2 Arbitration. Any dispute, controversy or claim with respect to the breach, interpretation or enforcement of this Agreement, including disputes relating to termination of this Agreement that cannot be resolved pursuant to Section 17.1 (or which this Agreement directs shall be resolved pursuant to this Section 17.2) shall be settled by binding arbitration in the manner described in this Section 17. The arbitration shall be conducted by the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under its rules of arbitration then in effect. Notwithstanding those rules, the following provisions shall apply to the arbitration hereunder:
               17.2.1 Arbitrators. The arbitration shall be conducted by a single JAMS arbitrator; provided that at the request of either Party, the arbitration shall be conducted by a panel of three (3) arbitrators, with one (1) JAMS arbitrator chosen by each of Astellas and XenoPort and the third appointed by the other two (2) arbitrators. If the Parties are unable to agree upon a single arbitrator, or the other two arbitrators are unable to agree upon the third arbitrator in case of a panel of three (3), such single or third arbitrator (as the case may be) shall be appointed in accordance with the rules of JAMS. In any event, the arbitrator or arbitrators selected in accordance with this Section 17.2.1 are referred to herein as the “Panel” and shall be comprised of arbitrators who are familiar with worldwide research and business development in the pharmaceutical industry, unless otherwise agreed.
               17.2.2 Proceedings. Except as otherwise provided herein, the Parties and the arbitrators shall use their best efforts to complete the arbitration within one (1) year after the appointment of the Panel under Section 17.2.1 above, unless a Party can demonstrate to the Panel that the complexity of the issues or other reasons warrant the extension of one or more of the time tables. In such case, the Panel may extend such time table as reasonably required. The Panel shall, in rendering its decision, apply the substantive law of the State of New York, without regard to its conflicts of laws provisions, except that the interpretation and enforcement of this Section 17 shall be governed by the U.S. Federal Arbitration Act. The proceeding shall take place in San Francisco, California, United States of America. The arbitral proceedings and all pleadings, responses and evidence shall be in the English language. If so requested by the arbitrator(s), any evidence originally in a language other than English shall be submitted with an English translation accompanied by an original or true copy thereof. The decision and/or award rendered by the arbitrator(s) shall be written, final and non-appealable, and judgment on such decision and/or award may be entered in any court of competent jurisdiction. If the Panel determines that it is reasonable to do so, the fees of the Panel shall be paid by the losing Party, which Party shall be designated by the Panel. Otherwise, the fees of the Panel shall be split equally between the Parties. Each Party shall bear the costs of its own attorneys’ and experts’ fees; provided that the Panel may in its discretion award the prevailing Party all or part of the costs and expenses incurred by the prevailing Party in connection with the arbitration proceeding.
               17.2.3 Interim Relief. Notwithstanding anything in this Section 17.2 to the contrary, Astellas and XenoPort shall each have the right to apply to any court of competent

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

jurisdiction for a temporary restraining order, preliminary injunction or other similar interim or conservatory relief, as necessary, pending resolution under the above described arbitration procedures. Nothing in the preceding sentence shall be interpreted as limiting the powers of the arbitrators with respect to any dispute subject to arbitration under this Agreement. The Panel may award injunctive relief.
     18. MISCELLANEOUS
          18.1 Governing Law, Venue. This Agreement and any dispute arising from the performance or breach hereof shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, U.S.A., without reference to conflicts of laws principles. The U.N. Convention on the Sale of Goods shall not apply to this Agreement.
          18.2 Force Majeure. Nonperformance of any Party, except for failure to pay amounts due hereunder, shall be excused to the extent that performance is prevented by strike, fire, earthquake, flood, acts of terrorism, governmental acts or orders or restrictions, failure of suppliers or any other reason where failure to perform is beyond the reasonable control of the nonperforming Party (“Force Majeure”). In such event, Astellas or XenoPort, as the case may be, shall promptly notify the other Party of such inability and of the period for which such inability is anticipated to continue. Without limiting the foregoing, the Party subject to such inability shall use reasonable efforts to minimize the duration of any Force Majeure event.
          18.3 No Implied Waivers; Rights Cumulative. No failure on the part of XenoPort or Astellas to exercise and no delay in exercising any right under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, nor shall any partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.
          18.4 Independent Contractors. Nothing contained in this Agreement is intended implicitly, or is to be construed, to constitute XenoPort or Astellas as partners in the legal sense. No Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of any other Party or to bind any other Party to any contract, agreement or undertaking with any third party. This Agreement does not create a partnership for United States federal income tax purposes (as defined in Section 761 of the United States Internal Revenue Code), for any state or local jurisdiction in the United States or in any country other than the United States. Therefore, except for filing regarding withholding tax which, if not filed, shall be imposed upon royalties and milestone payments paid under this Agreement, there is no requirement to file Form 1065, United States Partnership Return of Income, any similar state or local income tax return or any similar document with tax authorities in any country other than the United States.
          18.5 Notices. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by registered or certified airmail, return receipt

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other Parties hereto:

Astellas:	Astellas Pharma Inc.
3-11, Nihonbashi-Honcho 2-chome
Chuou-ku, Tokyo, 103-8411, Japan
Attn: Vice President, Licensing, Corporate Strategy
Fax: +81-3-5203-7164

With a copy to:	Astellas Pharma Inc.
3-11, Nihonbashi-Honcho 2-chome
Chuou-ku, Tokyo, 103-8411, Japan
Attn: Vice President, Legal, Corporate Administration
Fax: +81-3-3244-5811

XenoPort:	XenoPort, Inc.
3410 Central Expressway
Santa Clara, California 95051,
United States of America
Attn: CEO
Fax: +1 (408) 616-7211

with a copy to:	Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, California 94304-1050
United States of America
Attn: Kenneth A. Clark, Esq.
Fax: +1 (650) 493-6811
          18.6 Assignment. This Agreement shall not be assignable by either Party to any Third Party hereto without the written consent of the other Party hereto; except either Party may assign this Agreement without the other Party’s consent to an entity that acquires substantially all of the business or assets of the assigning Party, whether by merger, acquisition or otherwise, provided that the acquiring Party assumes this Agreement in writing or by operation of law. In addition, either Party shall have the right to assign this Agreement to a Subsidiary upon written notice to the non-assigning Party; provided that the assigning Party guarantees the performance of this Agreement by such Subsidiary, and further provided that if the non-assigning Party reasonably believes such assignment could result in material adverse tax consequences to the non-assigning Party, such assignment shall not be made without the non-assigning Party’s consent. Subject to the foregoing, this Agreement shall inure to the benefit of each Party, its successors and permitted assigns. Any assignment of this Agreement in contravention of this Section 18.6 shall be null and void.

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          18.7 Modification. No amendment or modification of any provision of this Agreement shall be effective unless in writing signed by all Parties hereto. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by all Parties.
          18.8 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. In the event a Party seeks to avoid a provision of this Agreement by asserting that such provision is invalid, illegal or otherwise unenforceable, the other Party shall have the right to terminate this Agreement upon sixty (60) days’ prior written notice to the asserting Party, unless such assertion is eliminated and the effect of such assertion is cured within such sixty (60) day period. Any termination in accordance with the foregoing sentence shall be deemed an election by Astellas to terminate pursuant to Section 15.2 if XenoPort exercises its right to terminate under this Section 18.8, and a termination for the breach of XenoPort pursuant to Section 15.3 if Astellas exercises its right to terminate under this Section 18.8.
          18.9 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, and all of which, together, shall constitute one and the same instrument.
          18.10 Headings. Headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.
          18.11 Export Laws. Notwithstanding anything to the contrary contained herein, all obligations of XenoPort and Astellas are subject to prior compliance with United States and foreign export regulations and such other United States and foreign laws and regulations as may be applicable, and to obtaining all necessary approvals required by the applicable agencies of the governments of the United States and foreign jurisdictions. XenoPort and Astellas shall cooperate with each other and shall provide assistance to the other as reasonably necessary to obtain any required approvals.
[continued on next page]

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          18.12 Entire Agreement. This Agreement, together with all the Exhibits thereto, constitute the entire agreement, both written or oral, with respect to the subject matter hereof, and supersede all prior or contemporaneous understandings or agreements, whether written or oral, between XenoPort and Astellas with respect to such subject matter.
     IN WITNESS WHEREOF, the Parties hereto have caused this Distribution and License Agreement to be duly executed and delivered in duplicate originals as of the date first above written.

XENOPORT, INC.		ASTELLAS PHARMA, INC.

By:	/s/ Ronald W. Barrett	By:	/s/ Toichi Takenaka

Name:	Ronald W. Barrett	Name:	Toichi Takenaka

Title:	Chief Executive Officer	Title:	President and Chief Executive Officer

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT A
COMPOUND
[... * ...]

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT B
XENOPORT PATENT RIGHTS
[... * ...]

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT C
INITIAL DEVELOPMENT PLAN
[... * ...]

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.